Exhibit 10.1
SEPARATION AGREEMENT
THIS SEPARATION AGREEMENT (this “Agreement”) is entered into as of May 26, 2021 (the “Effective Date”) between American Equity Investment Life Insurance Company (the “Company”) and Ted M. Johnson (the “Executive”) (collectively, the “Parties”).
WITNESSETH:
WHEREAS, effective May 21, 2021 (the ”Transition Date”), Executive is no longer serving as Chief Financial Officer of the Company and is separating from all positions with the Company and its respective affiliates.
NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.Resignation and Termination of Employment. Executive’s employment will be terminated and Executive hereby resigns, each effective as of the close of business on July 16, 2021 (the “Termination Date”). During the period commencing on the Transition Date and ending on the Termination Date (or such earlier date as mutually agreed between the Parties), Executive shall cooperate with and assist in the orderly transition of his duties (including without limitation, organizing the Executive’s files and documents in furtherance of facilitating an orderly transition of the Executive’s duties, functions and responsibilities) and shall diligently perform such other services as may be reasonably requested from time to time, provided that the Company may require Executive to perform any such tasks and/or services remotely without returning to the Company’s offices. As of the Transition Date, the Executive is no longer an officer of the Company and hereby resigns from all memberships, board memberships, officerships, positions as a trustee and/or fiduciary of the Company, any Company committee or group and any benefit plans of the Company and/or its subsidiaries and affiliates (collectively, the “Company Group”) as well as any other positions that the Executive holds in connection with the Executive’s relationship with the Company Group. The Executive hereby agrees to execute any implementing documentation that the Company may reasonably request in connection with such resignations and to ensure an orderly transition of authority including signing authority and contact personnel for vendors, investors, industry groups and trade associations. On and after the Transition Date, the Executive shall not represent himself as an officer, agent, or representative of the Company Group for any purpose. In consideration for the Executive’s execution within twenty-one (21) days of the Effective Date of this Agreement and the general release agreement in the form attached hereto as Exhibit B (the “Waiver and Release”) and non-revocation thereof, Executive’s current base salary shall remain in effect, and Executive (and his eligible dependents) shall also remain eligible to participate in the Company’s applicable employee benefit plans until the Termination Date, during which time the Executive shall remain subject to and comply with the Company’s code of business conduct and other employment policies; provided, however, the Parties may elect to accelerate the Termination Date to any date following the Effective Date (including upon Executive’s death or disability).
2.Payment of Accrued Amounts. Subject to the terms and conditions of this Agreement, the Company shall pay to Executive the portion of his annual salary that has accrued but is unpaid as of the Termination Date not later than the second payroll date after the Termination Date. In accordance with Company policy, Executive shall be reimbursed for any outstanding business expenses incurred consistent with the Company’s policy, up to the Termination Date pursuant to Company policy.
3.Severance Benefits. Subject to: (a) Executive’s successful completion of the tasks within the transition plan to be developed by management and a third party with financial expertise, with the opportunity for Executive to review and provide reasonable comments on the final transition plan (such comments will be included in the final transition plan subject to consent of management which consent will not be unreasonably withheld), and with Company approval of Executive’s completion of such transition plan also not to be unreasonably withheld, (b) timely execution and non-revocation of a supplemental general release agreement in the form attached hereto as Exhibit B not earlier than the day after the Termination Date (the “Supplemental Waiver and Release”), and (c) any other qualifications set forth herein, Executive shall receive the following benefits:

(a)Cash benefits. The Company shall pay to Executive the sum of:
1.Executive’s monthly base salary for the number of full or partial months between the Termination Date and May 20, 2022;
2.$501,375, which amount equals 125% of Executive’s target incentive award for 2021; and
3.Subject to Executive’s timely election of COBRA continuation coverage, a payment of $15,000 for continuation of Executive’s health insurance coverage.
Payment of amounts set forth in Sections 3(a)(1)-3(a)(3) shall commence not later than 28 days after the Termination Date in substantially equal quarterly installments ending on March 15, 2022.
(b)Long-Term Incentive Awards. With respect to any outstanding equity awards granted to Executive by the Company, Executive shall be eligible for continued vesting and exercisability for the maximum period allowable under each applicable award agreement as if Executive had remained an active employee of the Company through the entire term of each such award agreement provided that all other terms and conditions set forth in the applicable award agreement and governing plan document(s) shall continue to apply. The respective payout amounts (if any) of such awards shall be determined in a manner consistent with that used to determine the amounts of such awards payable to active executives for such respective periods, and each such award shall be payable at the time or times such respective awards are paid to active executives and considered a separate, short-term deferral for purposes of Internal Revenue Code Section 409A (“Section 409A”). All such awards payable in shares shall be subject to the Company’s applicable resale restrictions, if any. The specific equity awards granted to Executive by the Company to which this subparagraph shall apply are listed in Exhibit A hereto.
(c)Executive and Other Benefits.
1.If Executive is entitled to any benefit under any employee benefit plan of the Company that is accrued and vested on the Termination Date and that is not expressly referred to in this Agreement, such benefit shall be provided to Executive in accordance with the terms of such employee benefit plan.
2.The Company shall reimburse Executive for no more than $15,000.00 as and when incurred for services rendered to Executive by a professional outplacement organization selected by Executive and approved by the Company to provide individual outplacement services (to be utilized, an outplacement firm must be identified, agreed upon by the Parties, and outplacement services must commence within nine months of the Termination Date).
3.Notwithstanding anything else contained in this Agreement to the contrary, Executive acknowledges and agrees that the payments and benefits under this Agreement are in lieu of, and he is not and shall not be entitled to, any entitlements, payments, or any other benefits under any severance or change in control plan, program, agreement or arrangement, including without limitation, under the Company’s Severance Pay Policy and under that certain Change in Control Agreement, by and between the Company and the Executive, dated December 13, 2012, and that the benefits provided under this Agreement shall be the sole and exclusive benefits to which Executive may become entitled upon his termination of employment. In the event Executive dies prior to executing the Supplemental Waiver and Release, neither he, his estate, nor any other person shall be entitled to any further compensation or benefits under this Agreement, unless and until the executor of Executive’s estate (and/or such other heirs or representatives as may be requested by the Company) executes upon Company request and does not revoke such a Supplemental Waiver and Release.
4.Tax Withholding. The Company shall deduct from the amounts payable to Executive pursuant to this Agreement the amount of all required federal, state and local withholding taxes in accordance with Executive’s Form W-4 on file with the Company and all applicable social security and Medicare taxes.
5.Waiver and Release.
(a)Notwithstanding anything herein to the contrary, Executive’s right to the payments and benefits under Section 1 of this Agreement shall be contingent upon Executive (i) successfully cooperating with and assisting in the orderly transition of his duties as may reasonably be set forth in a transition plan and as requested from time to time, (ii) having executed and delivered to the Company a Waiver and Release in no event more than 21 days after the Effective Date, (iii) not revoking such release in accordance with the terms of the release and (iv) Executive not violating any of Executive’s ongoing obligations under this Agreement including, without limitation, the restrictive covenants set forth in Section 6 below (the “Restrictive Covenants”).

(b)Notwithstanding anything herein to the contrary, Executive’s right to the payments and benefits under Sections 2, 3(a), and 3(b) of this Agreement shall be contingent upon Executive (i) successfully cooperating with and assisting in the orderly transition of his duties as noted in Section 5(a)(i) above, (ii) having executed and delivered to the Company the Supplemental Waiver and Release not earlier than the Termination Date but in no event more than 21 days after the Termination Date, (iii) not revoking such release in accordance with the terms of the release and (iv) not violating any of Executive’s ongoing obligations under this Agreement including without limitation the Restrictive Covenants described below.
6.Restrictive Covenants.
(a)Noncompetition. In consideration of the payments by the Company to Executive pursuant to Sections 2, 3(a), and 3(b) of this Agreement, Executive hereby covenants and agrees that, while employed by the Company and for the 18-month period following the Termination Date, Executive shall not, without the prior written consent of the Company, be employed by, engaged by, or otherwise assist, either as an individual on his own or as a partner, joint venturer, employee, agent, consultant, officer, trustee, director, owner, part-owner, shareholder, or in any other capacity, directly or indirectly, with any of the following entities: Apollo Global Management, Blackstone, Brookfield (solely with respect to matters involving the Company), the Carlyle Group, KKR & Co. Inc., Paulson Investment Company, or Sixth Street Partners, or any successor, affiliate or portfolio company of such entities that competes with the Company with respect to the sale of fixed index and fixed rate annuities. The foregoing restriction shall not include the passive ownership of securities in any entity listed above and the exercise of rights appurtenant thereto, so long as such securities represent no more than two percent of the voting power of all securities of such enterprise.
(b)Nonsolicitation. In further consideration of the payments by the Company to Executive pursuant to Sections 2, 3(a), and 3(b) of this Agreement, Executive hereby covenants and agrees that, while employed by the Company and for the 18-month period following the Termination Date, Executive shall not either directly or indirectly on Executive’s own behalf or in the service or on behalf of others (i) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any employee or independent contractor of the Company Group to give up, or to not commence, employment or a business relationship with the Company Group, (ii) unless otherwise in contravention of applicable law, directly, or indirectly through direction to any third party, hire or engage, or cause to be hired or engaged, any person who is an employee or independent contractor of the Company, or (iii) attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any agent, consultant, vendor, supplier or customer of the Company Group with whom Executive has had contact within the last twenty-four months of his relationship with the Company Group or about whom Executive has confidential information to give up or not commence a business relationship with the Company.
(c)Nondisparagement. The Executive shall not make any disparaging remarks or comments regarding the Company, its culture, its parents, affiliates and successors and its and their officers, directors, employees, agents and representatives. The Company shall inform its officers and directors not to make any disparaging remarks and comments regarding the Executive. The Parties further agree not to post or publish any information pertaining to Executive or the Company, its officers, directors or agents on the internet or in any manner. The Parties acknowledge that if either were to violate this covenant, the aggrieved party would not have adequate damages at law and that it would be appropriate for a court to enter an injunction prohibiting any further violation; further, if either party obtains a final judgment of a court of competent jurisdiction, pursuant to which either party is determined to have breached their obligations under this covenant, the prevailing party shall be entitled to recover, in addition to any award of damages, its reasonable attorneys’ fees, costs, and expenses incurred in obtaining such judgment.
(d)Failure to Disclose Material Financial Information.  Should Executive reveal information of a financial nature after the Transition Date, that should have been revealed prior to said date and that results in material financial harm to the Company, the Company shall be entitled to immediately cease paying any amounts remaining or due or providing any benefits to Executive pursuant to this Agreement.
(e)Enforcement.
1.Executive acknowledges and agrees that significant separation benefits have been offered in this Agreement and that each portion of this consideration is contingent upon the promises made by Executive in Section 6. Executive also acknowledges that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 6 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

2.In addition, the Company shall be entitled to immediately cease paying any amounts remaining due or providing any benefits to Executive pursuant to this Agreement in the event that Executive has breached any of Executive’s obligations under this Section 6. In such event, the Company may require that Executive repay all cash amounts theretofore paid to Executive pursuant to this Agreement and, in such case, Executive shall promptly repay such amounts on the terms determined by the Company. Additionally, any equity that is still subject to restriction or performance criteria and/or is not yet fully vested and/or payable shall be forfeited. Notwithstanding anything to the contrary, any outstanding equity awards (including any shares issued upon vesting of the award) shall be subject to any clawback provisions set forth in the applicable award agreements and/or governing plan document(s) and all equity awards shall be subject to any clawback or recoupment policy adopted by the Board from time to time.
3.If the Company seeks a restraining order, an injunction or any other form of equitable relief, and recovers any such relief, the Company shall be entitled to recover its reasonable attorneys’ fees, court costs, and other costs incurred obtaining that relief (even if other relief sought is denied). If the Company obtains a final judgment of a court of competent jurisdiction, pursuant to which Executive is determined to have breached his obligations under this Agreement, the Company shall be entitled to recover, in addition to any award of damages, its reasonable attorneys’ fees, costs, and expenses incurred by the Company in obtaining such judgment.
4.The parties agree that the provisions of this paragraph are reasonable and necessary. Executive understands that the provisions of Sections 6(a) and 6(b) may limit Executive’s ability to earn a livelihood in a business similar to the Company’s business but he nevertheless agrees and hereby acknowledges that (a) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of the Company, (b) such provisions contain reasonable limitations as to time and scope of activity to be restrained, (c) such provisions are not harmful to the general public, (d) such provisions are not unduly burdensome to Executive, and (e) the consideration provided hereunder is sufficient to compensate Executive for the restrictions contained in Sections 6(a) and 6(b). In consideration of the foregoing and in light of Executive’s education, skills and abilities, Executive agrees that Executive shall not assert that, and it should not be considered that, any provisions of Sections 6(a) and 6(b) otherwise are void, voidable or unenforceable or should be voided or held unenforceable. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in Sections 6(a) and 6(b) to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.
7.Confidential Information. As part of and in connection with the execution of this Agreement between Executive and the Company, Executive acknowledges his ongoing obligation (pursuant to state law, Company policies, and his ethical obligations) to keep confidential Company information confidential.
8.Certain Tax Matters. The parties intend for this Agreement to comply with Section 409A. In the event the timing of any payment or benefit under this Agreement would result in any tax or penalty under Section 409A, the Company may reasonably adjust the timing of such payment or benefit if doing so will eliminate or materially reduce such tax or penalty and amend this Agreement accordingly. Executive acknowledges that Executive has been advised to consult Executive’s personal tax advisor concerning this Agreement and has not relied on the Company for tax advice. The Company shall have the sole discretion to determine the actual date of any payments made hereunder. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.
9.Return of Company Property. As requested and no later than the Termination Date, Executive agrees that he shall immediately return to the Company any owned physical and electronic property or intellectual property, including but not limited to, any and all documents, files, or other materials, as well as any and all physical equipment, materials, supplies or other property of the Company.
10.Other Employment; Other Plans. Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any provision of this Agreement. The amounts payable hereunder shall not be reduced by any payments received by Executive from any other employer.
11.Cooperation by Executive. During the period between the Executive’s Termination Date and March 15, 2022, Executive shall be reasonably available to the Company to respond to requests by it and its Representatives for truthful and complete interviews and production of information pertaining to or relating to matters which may be within the knowledge of the Executive. Additionally, for an indefinite period of time, Executive shall not assist in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints on behalf of any private or third party against any of the parties released under this Agreement, the Waiver and Release or the Supplemental Waiver and Release; however, nothing herein shall be construed as prohibiting Executive from participating as required by order, law, subpoena or otherwise in any investigation, proceeding, or action initiated or pursued by any state or federal regulatory agency or body. Executive shall cooperate fully with the Company in connection with any existing or future investigation, proceeding, dispute, claim, litigation or other proceedings brought by or against the Company, its subsidiaries or affiliates, to the extent Company reasonably deems the Executive’s cooperation necessary, including truthful interviews, depositions, testimony, production or execution of documentation in any way related to such proceeding.
12.Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company Group and its successors, and by Executive, his spouse or domestic partner, personal or legal representatives, executors, administrators and heirs. This Agreement, being personal, may not be assigned by Executive.
13.Governing Law. This Agreement is made and entered into in the State of Iowa, and shall in all respects be interpreted, enforced and governed under the laws of Iowa. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
14.Entire Agreement. This Agreement, the Waiver and Release and the Supplemental Waiver and Release constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede and preempt any other understandings, agreements or representations by or between the Parties, written or oral, which may have related in any manner to the subject matter hereof. Executive acknowledges that the Company has made no representations regarding the tax consequences of payments under this Agreement and has had the opportunity to consult Executive’s tax advisor.
15.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.
16.Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and executed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right which Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
17.Beneficiary. If Executive dies prior to receiving all of the amounts payable hereunder (other than amounts payable under any plan referenced in Section 3(c), which shall be governed by any beneficiary designation in effect thereunder) but after executing the Supplemental Waiver and Release, such amounts shall be treated the same as if the employee had died while in active service with the Company.
18.Nonalienation of Benefits. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, prior to actually being received by Executive, and any such attempt to dispose of any right to benefits payable hereunder shall be void.
19.Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Agreement not declared to be unlawful or invalid, except that in the event a determination is made that the Restrictive Covenants as applied to Executive are invalid or unenforceable in whole or in part, then this Agreement shall be void and the Company shall have no obligation to provide benefits hereunder. Any paragraph or part of a paragraph so declared to be unlawful or invalid shall, if possible, shall be construed in a manner which will give effect to the terms of such paragraph or part of a paragraph to the fullest extent possible while remaining lawful and valid.
20.Sections. Except where otherwise indicated by the context, any reference to a “Section” shall be to a Section of this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

AMERICAN EQUITY INVESTMENT
LIFE INSURANCE COMPANY

By:	/s/ Jennifer Bryant	6/16/2021
	Executive Vice President	Date
Chief Human Resources Officer

EXECUTIVE
	/s/ Ted M. Johnson	6/11/2021
	Ted M. Johnson	Date

EXHIBIT A
AWARD AGREEMENTS

Target Award
1.	2019 Restricted Stock Unit Agreement (Performance)	18,973 units
2.	2020 Restricted Stock Unit Agreement (Performance)	24,801 units
3.	2021 Restricted Stock Unit Agreement (Performance)	15,161 units

4.	2019 Restricted Stock Unit Agreement (Time-Based)	4,743 units
5.	2020 Restricted Stock Unit Agreement (Time-Based)	6,200 units
6.	2021 Restricted Stock Unit Agreement (Time-Based)	7,581 units

7.	2020 Stock Option Agreement ($27.05/strike)	49,565 options
8.	2021 Stock Option Agreement ($27.40/strike)	26,655 options

EXHIBIT B
FORM OF WAIVER AND RELEASE UNDER
SEPARATION AGREEMENT
In consideration for Executive receiving those payment and benefits under the Separation Agreement (the “Separation Agreement”) dated as of May 26, 2021 by and between Ted M. Johnson (the “Executive”) and American Equity Investment Life Insurance Company (terms capitalized but not defined herein shall have the meaning set forth in the Separation Agreement), Executive hereby agrees as follows:
1.Executive hereby irrevocably and unconditionally releases, remises, and forever discharges the Company and each of the Company’s owners, members, insurers, stockholders, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates, and its and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting on behalf of, by, through, under or in concert with any of them (the “Releasees”) from any and all actions, causes of action, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorneys’ fees and costs), of any nature whatsoever, in law or equity, which he ever had, now has, or he or his heirs, executors and administrators hereafter may have, from the beginning of time to the date of Executive’s execution of this Waiver and Release Agreement (the “Agreement”), arising from, or otherwise related to, his employment relationship with the Company or the termination thereof, including, but not limited to, any claims arising from any alleged violation by the Company of any federal, state or local statutes, ordinances or common laws, including but not limited to, the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq.; the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act; the Equal Pay Act, 29 U.S.C. § 206(d) et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. § 201 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 681 et seq.; the Iowa Civil Rights Act of 1965, Iowa Code Chapter 216; and Iowa’s Wage Payment and Collection Act, Iowa Code Chapter 91A or any other federal, state or local laws, ordinances, regulations or Executive Orders prohibiting employment discrimination. Executive also represents that Executive has not pledged, given or sold any portion of any claim discussed in this Agreement to anyone else.
2.Executive agrees, promises and covenants that neither he, nor any person, organization or any other entity acting on his behalf will file, charge, claim, sue or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary relief or other) against Company, its parents, affiliates and successors and its and their officers, directors, employees, insurers, agents and representatives, involving any matter which occurred in the past up to the date of this Agreement, including any continuing effects thereof, or otherwise involving any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in an investigation or proceeding conducted by the EEOC, the SEC or any other federal agency, the Iowa Civil Rights Commission or a comparable state or local agency. Notwithstanding the foregoing, Executive hereby waives, releases and forever relinquishes his right to recover monetary damages in any administrative charge he may file.
3.a.    Executive acknowledges and agrees that it is necessary for Company to prevent the unauthorized use and disclosure of Proprietary and Confidential Information, as defined herein. Accordingly, and in further consideration for the payment set forth in paragraph 1, Executive agrees that he will not, directly or indirectly, (i) engage in or refrain from taking any action that may in any way lead to the disclosure of any Proprietary and Confidential Information regarding Company to any third party (other than a federal or state regulatory agency or body as required pursuant to Section 11 of the Separation Agreement), nor (ii) use any such Proprietary and Confidential Information for his own benefit. Subject to any disclosure required pursuant to Section 11 of the Separation Agreement, Executive specifically agrees and understands that he shall not disclose or communicate to any other person or entity any Proprietary and Confidential Information acquired by him during the course of his employment with the Company.
b.    For purposes of this Agreement, “Proprietary and Confidential Information” shall mean all information in any form that is proprietary and confidential to Company and shall include, but not be limited to, the following types of information: (i) corporate information, including contractual arrangements, plans, strategies, tactics, policies and resolutions; (ii) any litigation or negotiations; (iii) financial information, including cost and performance data, debt arrangement, equity structure, investors and holdings; (iv) operational information, including trade secrets, control and inspection practices, suppliers and vendors; and (v) personnel information, including personnel lists, resumes, personal data, medical information, compensation, organizational structure and performance evaluations. Proprietary and Confidential Information does not include information that is or becomes generally part of the public domain without breach of this Agreement by Executive.

c.    Executive further agrees that any and all Proprietary and Confidential Information is and shall remain the sole and exclusive property of Company, as applicable, and that all physical reproductions of any nature pertaining to any Proprietary and Confidential Information, including, but not limited to, electronic medium, memoranda, notebooks, notes, data sheets and records, and any and all copies of the same, shall be returned to Company immediately.
4.Executive expressly acknowledges this Agreement is intended to include in its effect, without limitation, any and all claims concerning his employment with the Company of which Executive knows or does not know, should have known, had reason to know or suspect existed in Executive's favor at the time of execution hereof. Executive recognizes this Agreement extinguishes any such claim or claims and that he has no legal recourse, now or in the future, against the Company for any of the claims set forth herein.
5.Executive represents and certifies that he has carefully read, and fully understands, all of the provisions and effects of this Agreement and the Separation Agreement. Executive further represents and certifies that he entered into this Agreement voluntarily and that neither the Company nor its agents, representatives or attorneys, made any representations concerning the terms or effects of this Agreement other than those contained herein.
6.Should any tax liability, interest or penalties occur under federal or state law or regulations as a result of the payments made pursuant to the Separation Agreement, Executive agrees to be solely responsible for, and to timely pay, Executive’s portion of any and all such obligations. It is intended that any amounts payable to Executive pursuant to the Separation Agreement be exempt from Internal Revenue Code Section 409A (“Section 409A”), including, but not limited to, as a “short-term deferral” or as “severance pay” described in Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii), respectively. To the extent any amount payable pursuant to the Separation Agreement is subject to Section 409A, the Separation Agreement’s terms and any exercise of authority or discretion by Company or Executive hereunder are intended to comply with and be construed in accordance with Section 409A.
7.This Agreement is made and entered into in the State of Iowa, and shall in all respects be interpreted, enforced and governed under the laws of Iowa without regard to any state’s conflicts of laws principles. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.
8.Should a court declare or determine any provision of this Agreement to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby. It is the parties’ intent that the part, term or provision declared or determined to be illegal or invalid shall be deemed not to be a part of this Agreement.
9.Pursuant to the terms of the Older Workers’ Benefit Protection Act and the Age Discrimination in Employment Act, Company hereby advises Executive to consult with an attorney prior to signing this Agreement. Executive acknowledges that:
a.He is entering into this Agreement and releasing, waiving and discharging rights or claims only in exchange for consideration which he is not already entitled to receive;
b.He has been advised to consult with an attorney before executing this Agreement, he has consulted or had the opportunity to consult with an attorney of his choosing concerning the terms and conditions of this Agreement prior to signing this Agreement;
c.He has been advised, and is being advised by this Agreement, that he has twenty-one (21) days within which to consider this Agreement, and he hereby acknowledges that in the event that he executes this Agreement prior to the expiration of the twenty-one (21) day period, he waives the balance of said period and acknowledge that his waiver of such period is knowing, voluntary and has not been induced by the Company or any Releasee through fraud, misrepresentation, or threat; and
d.This Agreement waives no rights or claims that may arise after its execution.
PLEASE READ CAREFULLY. BY SIGNING THIS DOCUMENT, YOU ARE RELEASING ALL KNOWN CLAIMS. YOU HAVE A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE OF CLAIMS. IF YOU SIGN THIS AGREEMENT YOU WILL HAVE UP TO SEVEN (7) DAYS FOLLOWING THE DATE YOU SIGN IT TO REVOKE YOUR SIGNATURE. THE RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THIS SEVEN (7) DAY PERIOD HAS EXPIRED.

10.Should Executive decide to revoke this Agreement after he has signed it, Executive can do so only by delivering a written notification of his revocation, no later than the seventh day after he signs this Agreement, to: American Equity Investment Life Insurance Company, Attention: Chief Human Resources Officer, 6000 Westown Parkway, West Des Moines, IA 50266. If Executive revokes this Agreement, it shall not be effective or enforceable, and Executive will not receive the severance benefits under the Separation Agreement, other than fifty dollars ($50).
IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive and the Company have executed the foregoing Agreement.

AMERICAN EQUITY INVESTMENT
LIFE INSURANCE COMPANY

By:	/s/ Jennifer Bryant	6/16/2021
	Executive Vice President	Date
Chief Human Resources Officer

EXECUTIVE
	/s/ Ted M. Johnson	6/11/2021
	Ted M. Johnson	Date